Exhibit 99.1

MAP Pharmaceuticals Announces All Non-Asthmatic Patients Complete Treatment in Open-Label

Trial and Completion of Treatment in QT Trial for LEVADEX™ Clinical Program

Enrollment Complete for All LEVADEX Clinical Trials Required for NDA Submission

MOUNTAIN VIEW, Calif., September 8, 2010 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that all non-asthmatic patients and a subset of asthmatic patients have completed 12 months of treatment in the open-label safety trial of LEVADEX™. In addition, the Company has completed patient treatment in a thorough QT trial, the last trial necessary to support a New Drug Application (NDA) for LEVADEX. At this time, all patients have been enrolled in the Company’s clinical trials in support of an NDA, which the Company expects to submit in the first half of 2011. LEVADEX is a novel orally inhaled migraine therapy that has completed Phase 3 efficacy development for the acute treatment of migraine.

The Company also gave an update of its LEVADEX clinical development program:

•

Open-label safety trial: To date, more than 400 patients have completed at least six months of treatment and more than 200 patients have completed twelve months of treatment. All non-asthmatic patients and a subset of asthmatic patients have completed treatment. The remaining patients are expected to complete treatment in 2010. The Company and an independent data monitoring committee (DMC) recently completed an interim safety review of all patients, including asthmatics. In this trial, LEVADEX has been well tolerated and no drug-related serious adverse events have been reported. To date, no clinically significant trends have been reported for LEVADEX in the evaluation of cardiovascular measurements (as measured by electrocardiogram, echocardiogram and chest x-ray) and pulmonary function (as measured by DLco and FEV1). This 12 month open-label, long- term safety extension of the Company’s Phase 3 FREEDOM-301 trial is designed to evaluate overall safety of LEVADEX in at least 300 patients for six months and 150 patients for 12 months, including asthmatics.

•

Thorough QT trial: The Company has completed treatment in a randomized, double-blind, placebo controlled, three-way, crossover trial in approximately 54 healthy adults that will evaluate whether LEVADEX has an effect on QT interval as measured by electrocardiogram. The objectives of the trial are to compare the acute effect of LEVADEX, moxifloxacin and placebo on the QT interval and assess the tolerability of a supratherapeutic dose of LEVADEX. The Company anticipates releasing results from this trial in fourth quarter 2010.

•

Pharmacodynamics (PD) trial: This completed trial showed that there was no statistically significant difference between the LEVADEX orally inhaled migraine therapy and placebo groups in the primary endpoint of pulmonary artery pressure over two hours after administration. Pulmonary artery pressure in the IV DHE group was higher than both the LEVADEX and placebo groups. The PD trial was a randomized, double blind, placebo controlled, three-way, crossover trial in healthy adults, comparing the acute effects of LEVADEX, IV DHE and placebo on pulmonary artery pressure.

•

Pharmacokinetics (PK) trial: This completed trial showed that the systemic absorption of LEVADEX was not higher and systemic exposure to DHE was not greater in smokers than in non-smokers. This single dose, open-label, crossover trial compared the PK of LEVADEX to intravenous DHE (IV DHE) in both smokers and non-smokers.

About LEVADEX™

LEVADEX orally inhaled migraine therapy is a novel migraine therapy in Phase 3 development. Patients administer LEVADEX themselves using the company’s proprietary TEMPO® inhaler. LEVADEX has been designed to be differentiated from existing migraine treatments. It is a novel formulation of dihydroergotamine (DHE), a drug used intravenously in clinical settings to effectively and safely treat migraines. Based on clinical results, the company believes that LEVADEX has the potential to provide both fast onset of action, sustained pain relief and other migraine symptom relief in an easy-to-use and non-invasive at-home therapy.

LEVADEX is designed to incorporate the multiple beneficial mechanisms of action that allow DHE to block initiation of migraine, limit pain, reduce inflammation and stop a migraine at any point in the migraine cycle. Based on research to date, including the efficacy portion of the FREEDOM-301 trial, the company believes the unique pharmacokinetic profile of LEVADEX has the potential to effectively treat migraines, while minimizing the side effects commonly seen with DHE and other currently available medicines.

About Migraine

Common symptoms of migraine include recurrent headaches, nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). According to the National Headache Foundation, most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly, according to published studies. Migraine patients report that currently approved drugs do not fully meet their needs due to slow onset of action, short duration of effect, inconsistent response and unacceptable side effect profiles. The economic burden of migraine remains substantial despite existing treatments, with the direct and indirect costs of migraine in the United States estimated at over $20 billion annually.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The Company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the conduct and completion of clinical trials, and relating to the preparation and filing of a New Drug Application and the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, available at http://edgar.sec.gov.

CONTACTS:

Nicole Foderaro

WCG

(415) 946-1058

nfoderaro@wcgworld.com

SOURCE MAP Pharmaceuticals, Inc.